Exhibit 10.43

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Stephen G. Williams (“Executive”) and Vistana Signature Experiences, Inc.(“Vistana” or the “Company”), effective on the date (the “Effective Date”) of the closing of that certain Agreement and Plan of Merger, dated as of October 27, 2015 (the “Merger Agreement”), by and among Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), Vistana,  Interval Leisure Group, Inc. (“ILG”) and Iris Merger Sub, Inc., a wholly-owned subsidiary of ILG (“Merger Sub”), pursuant to which Merger Sub will merge with and into Vistana immediately following the spin-off of Vistana to Starwood’s stockholders.  Executive and Vistana may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, Vistana desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and Vistana have agreed and do hereby agree as follows:

1A.EMPLOYMENT.  During the Term (as defined below), Vistana shall employ Executive, and Executive shall be employed as its Senior Vice President and Chief Operating Officer and, in particular, lead the operations of its vacation membership programs, including, without limitation, the program currently known as the Starwood Vacation Network.  During such employment, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  Executive shall report directly to the President and Chief Executive Officer of Vistana or such person(s) as may be designated from time to time (the “Reporting Officer”).  Executive shall have such powers and duties with respect to Vistana, as may reasonably be assigned to Executive by the Reporting Officer.  Executive agrees to devote all of Executive’s working time, attention and efforts to Vistana and to perform the duties of Executive’s position in accordance with the policies of ILG and Vistana as in effect from time to time.

2A.TERM.  The term of this Agreement shall begin on the Effective Date and shall end on the third year anniversary of the Effective Date (the “Term”); provided, that on the third year anniversary of the Effective Date and on each successive year anniversary thereafter, the Initial Term shall automatically be extended for additional one-year periods (the Initial Term, together with any extension thereof, the “Term”) unless either Party provides the other Party with a notice of termination at least ninety (90) days before any such year anniversary.  Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Term, subject to Section 1(e) of the Standard Terms and Conditions, attached hereto and incorporated herein.

3A.COMPENSATION.

(a) BASE SALARY.  During the Term, Vistana shall pay Executive an annual base salary of four hundred and seventy-five thousand U.S. dollars (US$475,000) (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with Vistana’s payroll practice as in effect from time to time).  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

(b) BONUS.

(i) During the Term, Executive shall be eligible to receive a target annual bonus of up to 100% of Base Salary, based upon ILG’s and Vistana’s achievement of certain financial performance targets, as such are established by the Compensation and Human Resources Committee of ILG’s Board of Directors (the “Committee”) annually, as well as Executive’s achievement of certain individual performance goals established by Executive’s Reporting Officer.

Any annual bonus shall be paid during the following the calendar year with respect to which such annual bonus relates at such time as other similarly situated management personnel are paid bonuses in accordance with the policies of Vistana (unless Executive has elected to defer receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A (as defined below); provided, in each instance, any such payment is conditioned upon the Committee certification of ILG’s and Vistana’s actual performance against the applicable financial performance targets.

(c)RESTRICTED STOCK UNITS.

(i)As promptly as practicable, but no later than thirty (30) days following the Effective Date, Executive shall be granted, under and subject to the provisions of the 2013 ILG Stock and Annual Incentive Plan, an award of a number of ILG RSUs determined by dividing US$1,200,000 by the average of the ILG’s common stock closing prices for the 30 trading days ending on the trading day prior to the Effective Date, rounded down to the nearest whole number of ILG RSUs (the “Initial Equity Award”).

(ii)The Initial Equity Award shall be comprised of two components: (A) service-based RSUs valued at US$900,000; and (B) performance RSUs valued at US$300,000.   Both such components shall vest, assuming continued employment with Vistana, as follows:  30% on the first year anniversary of the Effective Date, 30% on the second year anniversary of the Effective Date and the remaining 40% on the third year anniversary of the Effective Date.   Other terms for the Initial Equity Award will be set forth in the Award Notices and related Terms and Conditions accompanying such award, copies of which are attached hereto and incorporated herein as composite Exhibit A.

(iii)Commencing in calendar year 2017, Executive shall be entitled to participate in ILG’s long-term incentive program at a target grant level of $650,000; provided, Executive acknowledges and agrees that his eligibility to participate in this program at this grant amount, or otherwise, is subject to a number of factors, including, without limitation, ILG’s continuation of a long-term incentive program, the performance of ILG and the Company, Executive’s individual performance, the availability of RSUs to effectuate such grant and the Committee’s approval of each such grant as well as the performance criteria associated therewith.  Executive further acknowledges and agrees that each such award is subject to the terms and conditions of ILG’s 2013 Stock and Incentive Compensation Plan and the Award Notice and related Terms and Conditions accompanying such award.

(c) BENEFITS.  During the Term, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by Vistana on the same basis as that provided to similarly situated management personnel of Vistana.  Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i) Reimbursement for Business Expenses.  Vistana shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated management personnel and in accordance with the Company’ policies as in effect from time to time.

(ii) Paid Time Off.  Executive shall be entitled to earn paid time off each year, in accordance with the Company’s Paid Time-Off Policy, as such is applicable to similarly situated management personnel of the Company from time to time.

4A.NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, by hand delivery, or by overnight delivery by a nationally recognized carrier, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused) to the address set forth below:

If to Vistana:Vistana Signature Experiences, Inc.

c/o Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143
Attention:  Craig M. Nash

with a copy to:Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143
Attention:  General Counsel

If to Executive:Stephen G. Williams

At the last address indicated in the Company’s records.

Either Party may change such Party’s address for notices by notice duly given pursuant hereto.

5A.GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the Parties (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Florida without reference to its principles of conflicts of laws and shall otherwise be governed by that certain Mutual Agreement to Arbitrate between Vistana and Executive, dated May 31, 2012 (the “MAA”), a copy of which is attached hereto as Exhibit B; provided, any such mediation shall be conducted in Orange County, Florida, unless otherwise agreed between the Parties.

6A.COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7A.STANDARD TERMS AND CONDITIONS.  Executive expressly understands and acknowledges that the Standard Terms and Conditions, attached hereto, and Exhibits A, B and C are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement, the Standard Terms and Conditions and Exhibits A, B and C, taken as a whole.

8A.SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  It is intended that any amounts payable under this Agreement and ILG’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

(b)To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide ILG with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this section, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

9A.Notwithstanding anything to the contrary herein, this Agreement shall become effective upon, and subject to the occurrence of, the Effective Date.

[signatures appear next page]

IN WITNESS WHEREOF, Vistana has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on May 12, 2016.

VISTANA SIGNATURE EXPERIENCES, INC.

By:/s/ Craig M. Nash
Name: Craig M. Nash

Title:  President and Chief Executive Officer

s/s Stephen G. Williams
Stephen G. Williams

STANDARD TERMS AND CONDITIONS

1. SEPARATION OF EXECUTIVE’S EMPLOYMENT.

(a) DEATH.  In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs and (ii) any other Accrued Obligations (as defined in Section 1(f) below).

(b) DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of twelve (12) consecutive weeks, or for shorter periods aggregating to twelve (12) weeks, during any twelve (12) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability.  Upon separation of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such separation (i) Executive’s Base Salary through the end of the month in which separation occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any other Accrued Obligations.

(c) TERMINATION FOR CAUSE.  The Company may terminate Executive’s employment under this Agreement for Cause at any time prior to the expiration of the Term.   Upon the termination of Executive’s employment by the Company for Cause (as defined below), Vistana and its Affiliates shall have no further obligation hereunder, except for the payment of any Accrued Obligations.  As used herein, “Cause” shall mean: (i) any material breach by Executive of any of the duties, responsibilities or obligation of his employment, or any policies or practices of Vistana or ILG; (ii)  Executive’s failure or refusal either to perform, to Vistana’s satisfaction, the duties or obligations of his employment, or to follow any lawful order or direction by Vistana; or (iii) any acts or omissions by Executive that constitute fraud, dishonesty, breach of trust, gross negligence, civil or criminal illegality, or any other conduct or behavior that could otherwise subject Vistana or any of its Affiliates to civil or criminal liability or otherwise adversely affect its or their business, interests or reputation.  Executive may not beterminated for Cause hereunder unless and until Executive shall have been given written notice specifying the grounds for such termination and not less than 30 days to correct such acts or omissions, if correctable; provided, Vistana may relieve Executive of his duties during this cure period, if it deems necessary.

(d) RESIGNATION BY EXECUTIVE FOR GOOD REASON.  Executive may terminate his employment for Good Reason.  "Good Reason" shall mean any action or inaction by the Company that results in the occurrence of any of the following, without Executive's prior written consent: (i) a material diminution in Executive's authority, duties, or responsibilities with Vistana; (ii) a material diminution of Executive’s Base Salary or annual bonus target percentage; or (iii) the Company’s requiring Executive to be based anywhere more than fifty (50) miles from where Executive’s principal place of employment is located as of the Effective Date, or such other location as the Parties may mutually agree; provided, however, Executive shall have Good Reason to resign his employment only if (x) he provides notice to Vistana (in accordance with Section 4A hereof) of the existence of the event or circumstances which Executive claims to constitute Good Reason within ninety (90) days of Executive’s knowledge of such event or circumstances, (y) the Company does not remedy such event or circumstances within thirty (30) days following receipt such notice (the “Cure Period”), and (z) Executive’s last day of employment occurs within thirty (30) days following the expiration of such Cure Period.

(e) TERMINATION OF EMPLOYMENT BY THE COMPANY, OTHER THAN FOR DEATH, DISABILITY OR CAUSE, OR BY EXECUTIVE FOR GOOD REASON.  If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason, other than Executive’s death, Disability or Cause, or by the Executive for Good Reason (in each instance, a “Qualifying Termination”), then the Company shall pay Executive his Accrued Obligations (as defined in Section 1(f) below), less all applicable withholdings, within thirty (30) days of such Qualifying Termination and the following severance benefits in the form a lump sum cash payment (“Cash Severance Payment”), less all applicable withholdings, within sixty (60) days of the Qualifying Termination:

(i) Where a Qualifying Termination occurs before the first year anniversary of the Effective Date, the Company shall pay Executive a Cash Severance Payment equal to the sum of the following amounts:   (A) 18 months of his then current Base Salary; (B) an amount equal to 18 times the monthly COBRA premium and administrative fee in effect on the payment date for the type of Company-provided group health plan coverage in effect for Executive (e.g., family coverage) on the effective date of such termination, less the active employee portion of such monthly insurance premium for such coverage in effect on the effective date of the Qualifying Termination; (C) an amount equal to Executive’s target annual bonus for the fiscal year in which the effective date of Executive’s Qualifying Termination occurs, multiplied by a fraction, the numerator of which equals the number of days during which Executive was employed by Vistana in such fiscal year and denominator of which is the total number of days in such fiscal year; and (D) the then-current value of 6-months of Outplacement Assistance through the Executive Service Program.

(ii) Where a Qualifying Termination occurs on or after the first year anniversary of the Effective Date, the Company shall pay Executive a Cash Severance Payment equal to the sum of the following:   (A) 12 months of his then current Base Salary; (B) an amount equal to 12 times the monthly COBRA premium and administrative fee in effect on the payment date for the type of Company-provided group health plan coverage in effect for Executive (e.g., family coverage) on the effective date of such termination, less the active employee portion of such monthly insurance premium for such coverage in effect on the date of the Qualifying Termination; (C) an amount equal to Executive’s target annual bonus for the fiscal year in which the effective date of Executive’s Qualifying Termination occurs, multiplied by a fraction, the numerator of which equals the number of days during which Executive was employed by Vistana in such fiscal year and denominator of which is the total number of days in such fiscal year; and (D) the then-current value of 6-months of Outplacement Assistance through the Executive Service Program.

(iii) Notwithstanding the preceding provisions of this Section 1(e), in the event that Executive is a “specified employee” (within the meaning of Section 409A) on the effective date of the Qualifying Termination and the amount of the Cash Severance Payment to be paid within the first six months following such date (the “Initial Payment Period”) exceeds the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (A) any portion of the Cash Severance Payment that is payable during the Initial Payment Period that does not exceed the Limit shall be paid as set forth in this Section 1(e), and (B) any portion of the Cash Severance Payment that exceeds the Limit (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A).  For purposes of this section, Interest shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment.

(iv) The payment to Executive pursuant to this Section 1(e) of any amounts, other than the Accrued Obligations, shall be subject to: (i) Executive’s continued compliance with his Non-Compete, Non-Solicitation, Confidentiality and Intellectual Property Agreement (the “NCA”), a copy of which is attached hereto as Exhibit C, (ii) Executive’s payment in full of any outstanding balance, including any and all charges, interest and/or delinquency fees, arising from Executive’s use of any corporate credit card issued to him; and (iii) Executive’s execution and non-revocation of a Separation Agreement with Vistana, in a form substantially similar to that used for similarly situated management personnel of Vistana and/or its Affiliates, which will include, among other provisions, a general release of all claims against Vistana and its Affiliates.   For the purposes of the Agreement, the term “Affiliate” shall mean shall mean any company controlled by, controlling or under common control with the Company.

(f) ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or separation of employment for any reason, as the case may be; and (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid, is not considered “deferred compensation” subject to Section 409A and has not otherwise been deferred to a later date pursuant to any deferred compensation arrangement of the Company to which Executive is a party, if any.

2.	CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; PROPRIETARY RIGHTS; AND OTHER POST-SEPARATION OBLIGATIONS.
(a) CONFIDENTIALITY/NON-SOLICITATION/PROPRIETARY RIGHTS.

Executive acknowledges and agrees that the terms of the NCA shall apply to govern his conduct during the Term and, to the extent set forth in the NCA, following this Agreement’s termination or expiration.

(b) COMPLIANCE WITH POLICIES AND PROCEDURES.  During the Term, Executive shall adhere to the policies and standards of professionalism set forth in the Policies and Procedures of Vistana and its Affiliates, as they may exist from time to time.

(c)POST-SEPARATION COOPERATION.  Following the expiration or termination of the Executive’s employment for any reason, Executive agrees to make himself reasonably available to Vistana and/or its Affiliates to respond to requests for documents and information concerning matters involving facts or events relating to Vistana or any of its Affiliates that may be within his knowledge, and further agrees to provide truthful information to Vistana, its Affiliates, or any of their respective representatives as reasonably requested with respect to any pending and future litigation, arbitration, other dispute resolution, investigation or request for information.  Executive also agrees to make himself reasonably available to assist Vistana and its Affiliates in connection with any administrative, civil or criminal matter or proceeding brought by or brought against Vistana and/or any of its Affiliates, in which and to the extent Vistana, its Affiliates or any of their respective representatives reasonably deem Executive’s cooperation necessary. Executive shall be reimbursed for his reasonable out-of-pocket expenses incurred as a result of such cooperation and, if Vistana requests Executive’s assistance hereunder for an extended period, the parties shall mutually on reasonable compensation to be paid to Executive for such services.

(d)SURVIVAL OF PROVISIONS.  The obligations contained in this Section 2 and the NCA shall, to the extent provided in this Section 2 and/or the NCA, survive the termination or expiration of Executive’s employment with Vistana and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 or the NCA is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.TERMINATION OF PRIOR AGREEMENTS.  This Agreement, the NCA and the MAA constitute the entire agreement between the Parties and, as of the Effective Date, terminate and supersede any and all prior agreements and understandings (whether written or oral) between the Parties with respect to the subject matter of this Agreement, including, without limitation, that certain employment letter by and between the Parties, dated May 21, 2012 (save for the MAA attached thereto), that certain letter agreement between Executive and Starwood, dated September 11, 2015 (the “Retention Arrangement Letter”), and that Non-Compete, Non-Solicitation, Confidentiality and Intellectual Property Agreement between Executive and Vistana, dated May 31, 2012, but excepting any prior agreements and understandings between Executive and Vistana with respect to confidentiality and assignment of inventions.  Executive acknowledges and agrees that neither Vistana nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

Notwithstanding anything to the contrary in the immediately foregoing paragraph of this Section 3, the execution of this Agreement, together with the NCA and the MAA, in no manner modifies the obligation related to payment to the Executive of the “Closing Bonus” referenced in the Retention Arrangement Letter.

4. ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the Parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that  in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to such entity’s respective assignee or successor hereunder.

5. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6. SECTION 409A.

(a)For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a separation of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(b)It is intended that any amounts payable under this Agreement and ILG’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

7. HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto and Exhibits A, B and C, taken as a whole.

8. WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each Party.  Notwithstanding anything to the contrary herein, none of (i) a change in Executive’s title, duties and/or level of responsibilities including by way of assignment of Executive to another position with Vistana or any of its Affiliates that does not result in a material reduction in Executive’s title, duties and/or level of responsibilities, (ii) the assignment of Executive to a different Reporting Officer for any reason nor (iii) a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

9. SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the Parties under this Agreement.

10. INDEMNIFICATION.  If Executive was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he  is or was an officer or employee of the Company or any of its Affiliates, Executive shall be indemnified and held harmless by Vistana to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Vistana to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by Executive in connection therewith and such indemnification shall continue as to Executive if he ceases to be an officer or employee and shall inure to the benefit of Executive’s heirs, executors and administrators; provided, however, that Vistana shall indemnify Executive in connection with a proceeding (or part thereof) initiated by Executive only if such Proceeding (or part thereof) was authorized by the Board of Directors of ILG and provided further that neither Vistana, nor any of its Affiliates shall indemnify Executive for any losses incurred by Executive to the extent such result from any acts described in Section 1(c) of this Agreement.  The right to indemnification conferred in this section shall include the obligation of Vistana to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an "Advance of Expenses"); provided, however, any Advance of Expenses incurred by Executive in his capacity as an officer or employee shall be made only upon delivery to Vistana of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses under this section or otherwise.

ACKNOWLEDGED AND AGREED:

Date: May 12, 2016

VISTANA SIGNATURE EXPERIENCES, INC.

By:/s/ Craig M. Nash
Name: Craig M. Nash

Title:  President and Chief Executive Officer

/s/ Stephen G. Williams
Stephen G. Williams

EXHIBIT A

RESTRICTED STOCK UNIT AWARD NOTICES

AND AWARD TERMS AND CONDITIONS

Notice of 2016 Restricted Stock Unit Award Granted Under the
Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan

Award Recipient:	Stephen G. Williams
2013 RSU Awards:

XXXXX restricted stock units (“RSUs”) under the Interval Leisure Group, Inc. 2013 Stock and Annual Incentive Plan (the “Plan”).  Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the Plan.

Award Date:	_________________, 2016
Vesting Schedule:

Subject to your continued service with Vistana Signature Experiences, Inc. (“Vistana”) and provided the performance set forth in Schedule A to the Terms and Conditions is met in calendar year 2016, your RSUs shall, subject to the provisions of the Plan, vest and no longer be subject to any restriction as follows:  30% on the first year anniversary of the Effective Date of employment, 30% on the second year anniversary of the Effective Date of employment, and 40% on the third year anniversary of the Effective Date of employment.

Impact of a Termination of Service	Subject to and in accordance with the provisions of your Employment Agreement and the Plan, in the event of a termination, any unvested RSUs will be forfeited.
Adjustments

The RSUs may be adjusted by the Compensation and Human Resources Committee or the Board of Directors in connection with (1) a stock dividend, stock split, reverse stock split, share combination, recapitalization or similar event or (2) a merger, consolidation, acquisition, separation, spin-off reorganization, liquidation or similar event affecting ILG or its Affiliates.

Terms and Conditions:

Your RSUs are subject to your Employment Agreement, the Terms and Conditions (attached hereto) and the Plan (posted on www.benefitaccess.com) and which are incorporated herein by reference; provided that to the extent there is a conflict, the provisions of your Employment Agreement shall control.

Without a complete review of these documents, you will not have a full understanding of all the material terms of your RSUs.  In addition, you are required to acknowledge and accept the Terms and Conditions applicable to your 2016 ILG equity awards. Your failure to do so upon request will result in these awards being null and void.

Terms and Conditions for

Service-Based Restricted Stock Unit Awards

These Terms and Conditions apply to the grant awarded to you by Interval Leisure Group, Inc. (“ILG” or the “Company”) pursuant to Section 12 of the Interval Leisure Group 2013 Stock and Incentive Compensation Plan (the “Plan”) of Restricted Stock Units (the “Award”). You were notified of your Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT

DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN THE PLAN.

Continuous Service

In order for your Award to vest, you must be continuously employed by ILG or any of its Affiliates during the Restriction Period (as defined below).  Nothing in your Award Notice, these Terms and Conditions, or the Plan shall confer upon you any right to continue in the employ or service of ILG or any of its Affiliates or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to the Award Notice, these Terms and Conditions and the provisions of the Plan, the Restricted Stock Units (“RSUs”) in respect to your Award, shall vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”), provided the performance set forth on Schedule A, attached hereto, is met for calendar year 2016:

Vesting Date    Percentage of Total

Award Vesting

On the first year anniversary of the Effective Date of Employment  30%

On the second year anniversary of the Effective Date of Employment  30%

On the third year anniversary of the Effective Date of Employment  40%

Termination of Employment

Subject to the provisions of your employment agreement, if any, and these terms and conditions, upon your Termination of Employment during the Restriction Period for any reason, any then-unvested RSUs shall be forfeited and canceled in their entirety effective immediately upon such Termination of Employment, provided, however, where such Termination of Employment occurs following the applicable vesting date, but before the actual settlement of such RSUs, you shall remain eligible to receive such shares.  For the avoidance of doubt, transfers of employment among the Company and its Subsidiaries or other Affiliates, without any break in service, is not a Termination of Employment.

Notwithstanding the foregoing, if your Termination of Employment is a Termination for Cause, or if following your Termination of Employment for any reason ILG determines that during the two years prior to such termination there was an event or circumstance that would have been grounds for Termination for Cause, all outstanding Performance RSU Awards held by you shall be forfeited and canceled in their entirety upon such termination (or the determination of the basis for a Termination for Cause, if later), and ILG may cause you, immediately upon notice, either to return the shares issued upon the settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for Termination for Cause or to pay ILG an amount equal to the aggregate amount, if any, that you had previously realized in respect of any and all shares issued upon settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination for Cause (i.e., the value of the RSUs upon vesting), in each case, including any dividend equivalents or other distributions received in respect of any such RSUs.  This remedy shall be without prejudice to, or waiver of, any other remedies ILG or its Affiliates may have in such event.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after any RSUs in respect of your Award have vested and are no longer subject to the Restriction Period, such RSUs shall be settled. In no event shall settlement occur later than two and one half months after the end of the fiscal year in which the RSUs vest.  For each RSU settled, ILG shall issue one share of Common Stock for each RSU vesting. Notwithstanding the foregoing, ILG shall be entitled to hold the shares issuable to you upon settlement of all RSUs that have vested until ILG or the agent selected by ILG to administer the Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8 and (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, ILG or its Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares issued upon settlement of the RSUs that gives rise to the withholding requirement. In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of ILG’s withholding obligation. In the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting of your RSUs, pay to ILG, or make arrangements satisfactory to ILG regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in the Event of Change in Stock

Adjustment in the Event of Change in Stock.  In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of ILG (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, significant non-recurring cash dividend, stock rights offering, liquidation, Disaffiliation, or similar event affecting ILG or any of its Affiliates (each, a “Corporate Transaction”), the Compensation and Human Resources Committee (the “Committee”) or the Board may make such substitutions or adjustments as it, in its sole discretion, deems appropriate and equitable to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs.  The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all RSU award recipients.

Disaffiliation.  The Disaffiliation of the Affiliate of ILG by which you are employed or for which you are performing services at the time of its sale or other disposition by ILG shall be considered a Termination of Employment (not a Change of Control).  Any unvested RSUs covered by your Award shall be forfeited and canceled in their entirety on the date of such Disaffiliation.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs (including the right to vote the underlying shares) under this Award. Notwithstanding the foregoing, if ILG declares and pays dividends on the Common Stock during the Restriction Period for particular RSUs in respect of your Award, you will be credited with additional amounts for each RSU underlying such Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to the “Adjustment in the Event of Change in Stock; Disaffiliation” section above.

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control; provided, that an action or provision that is permissive under the terms of the Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control.  In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern. In the event of any conflict between the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)) and ILG’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)), ILG’s books and records shall control.

Amendment

ILG may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to ILG or any of its Subsidiaries and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which ILG, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued there under (“Section 409A”).   In no event shall ILG be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Award.

Notification of Changes

Any changes to these Terms and Conditions shall either be posted on ILG’s intranet and www.benefitaccess.com or communicated (either directly by ILG or indirectly through any of its Subsidiaries or the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective.

Notice of 2016 Adjusted EBITDA Performance RSU Award Granted Under the
Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan

Award Recipient:	Stephen G. Williams
Award Date:	_____________________, 2016
Vesting Schedule:

Subject to your continued service with Vistana Signature Experiences, Inc. (“Vistana”), your PRSUs shall, subject to the provisions of the Plan and their associated Terms and Conditions, vest and no longer be subject to any restriction as follows:  30% on or about the first year anniversary of the Effective Date of employment, 30% on or about the second year anniversary of the Effective Date of employment, and 40% on or about the third year anniversary of the Effective Date of employment.

The actual vesting of your PRSUs will occur on the later of (i) the applicable year anniversary of the Effective Date of employment as stated above and (ii) the date on which ILG’s Compensation and Human Resources Committee (the “Committee”) certifies the level of Adjusted EBITDA that Vistana actually achieved for the relevant period, which certification shall occur as soon as reasonably practicable following the date on which ILG releases its earnings for the prior calendar year.

Adjusted EBITDA Performance RSU Awards:

XXXXX Target for your Adjusted EBITDA-based performance restricted stock units (“PRSUs”).

The actual number of PRSUs that will vest will be from 0% to 200% of your Target PRSUs, depending on your continued employment with Vistana Signature Experiences, Inc. (“Vistana”) and upon achievement by Vistana and its subsidiaries against an annual target (budgeted) Adjusted EBITDA.

The Adjusted EBITDA performance hurdles applicable to these PRSUs are described in Schedule A to the Terms and Conditions for PRSU Awards and are subject to possible changes, as described therein.

Terms and Conditions:

Your Performance PRSUs are subject to the Terms and Conditions (attached hereto) and the Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan (the “Plan”) (posted on www.benefitaccess.com and on the company portal) and which are incorporated herein by reference.  Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the Plan.  Without a complete review of these documents, you will not have a full understanding of all the material terms of your RSUs.  In addition, you are required to acknowledge and accept the Terms and Conditions applicable to your ILG equity award. Your failure to do so upon request will result in this award being null and void.

Terms and Conditions for Adjusted EBITDA Performance RSU Awards

Overview

These Terms and Conditions apply to Performance RSU Awards, which are grants of performance-based restricted stock units made pursuant to Section 12 of the Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan (the “Plan”).  You were notified of your Performance RSU Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN THE PLAN.

Continuous Service

In order for your Award to vest, you must be continuously employed by ILG or any of its Affiliates during the Restriction Period (as defined below).  Nothing in your Award Notice, these Terms and Conditions, or the Plan shall confer upon you any right to continue in the employ or service of ILG or any of its Affiliates or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to the Award Notice, these Terms and Conditions and the provisions of the Plan, the Performance Restricted Stock Units (“PRSUs”) in respect to your Award, shall vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”):

Vesting Schedule    Percentage of Total

Award Vesting

On or about the first year anniversary

of the Effective Date of Employment      30%

On or about the second year anniversary

of the Effective Date of Employment      30%

On or about the third year anniversary

of the Effective Date of Employment      40%

Adjusted EBITDA Performance Hurdles

Assuming satisfaction of the Continuous Service Requirement, the actual number of PRSUs covered by your Performance RSU Award that will vest on each year anniversary date is dependent upon the actual achievement by Vistana Signature Experiences, Inc. and its associated companies (collectively “Vistana”) of Adjusted EBITDA against the business’s budgeted Adjusted EBITDA for the preceding calendar year, with the actual number of PRSUs vesting ranging from 0 to 200% of the number of PRSUs scheduled to vest for that period.  Schedule A to these Terms and Conditions defines Adjusted EBITDA and explains how the achievement by Vistana of various levels of Adjusted EBITDA performance impacts the number of PRSUs that you will ultimately receive (the “Performance Hurdles”).

Vesting Dates

The actual vesting of your PRSUs will occur on the later of (i) the applicable year anniversary of the Effective Date of employment as stated above and (ii) the date on which ILG’s Compensation and Human Resources Committee (the “Committee”) certifies the level of Adjusted EBITDA that Vistana actually achieved for the relevant period, which certification shall occur as soon as reasonably practicable following the date on which ILG releases its earnings for the prior calendar year.

Termination of Employment

Subject to the provisions of your employment agreement, if any, and these terms and conditions, upon your Termination of Employment during the Restriction Period for any reason, any then-unvested PRSUs shall be forfeited and canceled in their entirety effective immediately upon such Termination of Employment, provided, however, where such Termination of Employment occurs following the Committee’s certification of Vistana’s actual Adjusted EBITDA for the calendar year, but before the actual settlement of such PRSUs, you shall remain eligible to receive such shares.  For the avoidance of doubt, transfers of employment among the Company and its Subsidiaries or other Affiliates, without any break in service, is not a Termination of Employment.

Notwithstanding the foregoing, if your Termination of Employment is a Termination for Cause, or if following your Termination of Employment for any reason ILG determines that during the two years prior to such termination there was an event or circumstance that would have been grounds for Termination for Cause, all outstanding Performance RSU Awards held by you shall be forfeited and canceled in their entirety upon such termination (or the determination of the basis for a Termination for Cause, if later), and ILG may cause you, immediately upon notice, either to return the shares issued upon the settlement of PRSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for Termination for Cause or to pay ILG an amount equal to the aggregate amount, if any, that you had previously realized in respect of any and all shares issued upon settlement of PRSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination for Cause (i.e., the value of the PRSUs upon vesting), in each case, including any dividend equivalents or other distributions received in respect of any such PRSUs.  This remedy shall be without prejudice to, or waiver of, any other remedies ILG or its Affiliates may have in such event.

Determination of Adjusted EBITDA Performance

As soon as reasonably practicable following the date on which ILG releases its earnings for the prior calendar year, the Committee shall certify as to the level of Adjusted EBITDA that Vistana achieved for such period, and the resulting percentage of Target PRSUs that will vest on the applicable vesting date (the “Adjusted EBITDA Certification Date”).

Committee Discretion to Adjust Adjusted EBITDA Performance Hurdles

Decrease of Performance Hurdles. Through the Adjusted EBITDA Certification Date, the Committee shall retain discretion to decrease Performance Hurdles (or otherwise make adjustments that increase the likelihood of Performance Hurdles being achieved) at any time.  Furthermore, the Committee shall, within 90 days of the discovery of all relevant material facts relating to a Material Reduction Event (as defined below) by the Committee, decrease Performance Hurdles (or otherwise make adjustments that increase the likelihood of Performance Hurdles being achieved), such that, in the Committee’s good faith and sole judgment, the likelihood of achievement of the various Performance Hurdles as adjusted is no less likely than prior to the Material Reduction Event.

A “Material Reduction Event” means a discrete event which is likely to materially decrease Adjusted EBITDA during the period in a manner the Committee determines, in its good faith and sole judgment, is not properly reflective of growth in Vistana’s performance in the applicable period. For purposes of a Material Reduction Event, materiality shall be judged by the Committee without regard to the likelihood of achievement of any particular Performance Hurdles.

Increase of Performance Hurdles.  Through the Adjusted EBITDA Certification Date, the Committee may, within 90 days of the discovery of all relevant material facts relating to a Material Accretion Event (as defined below) by the Committee, increase Performance Hurdles (or otherwise make adjustments that decrease the likelihood of Performance Hurdles being achieved). Any such adjustment shall be made such that, in the Committee’s good faith and sole judgment, the likelihood of achievement of the various Performance Hurdles is no less likely than prior to the Material Accretion Event.

A “Material Accretion Event” means a discrete event which is likely to materially increase Adjusted EBITDA during the Measurement Period in a manner the Committee determines, in its good faith and sole judgment, is not properly reflective of growth in the Vistana’s performance in the applicable period.  For purposes of a Material Accretion Event, materiality shall be judged by the Committee without regard to the likelihood of achievement of any particular Performance Hurdles.

Determinations of the Committee regarding any adjustment (downward or upward) to Performance Hurdles through the Adjusted EBITDA Certification Date will be final and conclusive. Discretion, both positive and negative, need not be applied uniformly by the Committee to all outstanding Performance RSU Awards, but no Performance RSU Awards can be treated less favorably than the majority of Performance RSU Awards subject to the same set of Performance Hurdles.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after the Performance RSU Award Vesting Date your  PRSUs shall be settled.  In no event shall settlement occur later than two and one half months after the end of the fiscal year in which the PRSUs vest.  For each PRSU settled, ILG shall issue one share of Common Stock for each RSU vesting.  Notwithstanding the foregoing, ILG shall be entitled to hold the shares issuable to you upon settlement of all PRSUs that have vested until ILG or the agent selected by ILG to administer the Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8, as applicable or (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such PRSU.

Taxes and Withholding

No later than the date as of which an amount in respect of any PRSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, ILG or its Subsidiaries shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares issued upon settlement of the PRSUs that gives rise to the withholding requirement.  In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of ILG’s withholding obligation. In the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting or your PRSUs, pay to ILG, or make arrangements satisfactory to ILG regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in the Event of Change in Stock or Disaffiliation

Adjustment in the Event of Change in Stock.  In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of ILG (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, significant non-recurring cash dividend, stock rights offering, liquidation, Disaffiliation, or similar event affecting ILG or any of its Affiliates (each, a “Corporate Transaction”), the Compensation and Human Resources Committee (the “Committee”) or the Board may make such substitutions or adjustments as it, in its sole discretion, deems appropriate and equitable to the number of PRSUs and the number and kind of shares of Common Stock underlying the PRSUs.  The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all RSU award recipients.

Disaffiliation.  The Disaffiliation of the Affiliate of ILG by which you are employed or for which you are performing services at the time of its sale or other disposition by ILG shall be considered a Termination of Employment (not a Change of Control). Any unvested PRSUs covered by your Award shall be forfeited and canceled in their entirety on the date of such Disaffiliation.

Non-Transferability of the PRSUs

Until such time as your PRSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the Plan, unless and until your PRSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the PRSUs under this Award.  Notwithstanding the foregoing, if ILG declares and pays dividends on the Common Stock prior to the Performance RSU Award Vesting Date for a particular Performance RSU Award, you will be credited with additional amounts for each RSU underlying such Performance RSU Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in PRSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the PRSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to the “Adjustment in the Event of Change in Stock; Disaffiliation” section above.

Other Restrictions

The PRSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of PRSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control.  In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern.  In the event of any conflict between the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)) and ILG’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on ILG’s intranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com), ILG’s books and records shall control.

Amendment

ILG may modify, amend or waive the terms of your PRSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your PRSUs constitutes your authorization of the release from time to time to ILG or any of its Subsidiaries and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your PRSUs and/or the Plan (the “Relevant Information”).  Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your PRSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your PRSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which ILG, your employing company or the Agent considers appropriate.  You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Performance RSU Awards are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  In no event shall ILG be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Performance RSU Award.

Notification of Changes

Any changes to these Terms and Conditions, including Schedule A (or any additional schedules) hereto, shall either be posted on ILG’s intranet and www.benefitaccess.com or communicated (either directly by ILG or indirectly through any of its Subsidiaries or the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective. You are therefore urged to periodically check these Terms and Conditions, especially any schedules, to determine whether any changes have been made.

SCHEDULE A

Adjusted EBITDA Performance Hurdle for Performance RSU Awards

This award of PRSUs will vest on the later of (i) the applicable year anniversary of the Effective Date of your employment and (ii) the date on which the Committee certifies the level of Adjusted EBITDA that Vistana has achieved during the prior calendar year.

The number of shares to vest shall be based on the actual Adjusted EBITDA achieved for calendar year of 2016, 2017 and 2018, respectively, pursuant to the following performance schedule:

ACTUAL ADJUSTED EBITDA PERFORMANCE (Millions)	PAYOUT AS A % OF MAXIMUM NUMBER OF SHARES AVAILABLE TO BE EARNED ASSUMING TARGETED PERFORMANCE IN THE APPLICABLE CALENDAR YEAR

Less T – 20%	0%
T – 20%	50%
Annual Adjusted EBITDA Target (T)	100%
T + 20%	150%
T + 30% and Above	200%
Payouts for EBITDA amounts between the reference points will be interpolated.

Adjusted EBITDA is defined as the operating income generated by Vistana in the aggregate, excluding, if applicable: (A) non-cash compensation expense, (B) depreciation expense, (C) amortization expense of intangibles, (D) acquisition related and restructuring costs, including the effect of purchase accounting, (E) goodwill and asset impairments, (F) the deferral adjustment associated with percentage of completion accounting guidelines reflecting its net impact on GAAP revenues and expenses, and (G) other non-operating income and expense.

For illustrative purposes, assuming that your Initial Equity Grant equates to 60,000 restricted stock units, of which 25%, or 15,000 units, are PRSUs.  Under the vesting schedule set forth above, 4,500 PRSUs would be targeted to vest on or about the first year anniversary of the Effective Date of your employment, provided that Vistana actually achieves its target (budgeted) Adjusted EBITDA for calendar year 2016.   This target number of PRSUs will be adjusted upwards or downwards to reflect Vistana’s actual Adjusted EBITDA performance for calendar year 2016.  For example, where Vistana’s actual Adjusted EBITDA performance exceeds the target (budgeted) Adjusted EBITDA by 20%, you would vest in 6,750 PRSUs in this instance.  Where Vistana’s actual Adjusted EBITDA performance is less than 80% of its target (budgeted) Adjusted EBITDA for calendar year 2016, you would not vest in these 4,500 PRUs and they would be forfeited.  The same process would be followed to determine the actual number of PRSUs vesting on or about the second and third year anniversaries of the Effective Date of your employment.

EXHIBIT B

MUTUAL AGREEMENT TO ARBITRATE

In order to gain the benefits of a speedy, impartial, and cost-effective dispute resolution procedure, and for good and valid consideration as covenanted below and in addition to any other consideration, and intending to be legally bound, Starwood Vacation Ownership, Inc. ("Company") and I hereby agree that, except as otherwise provided herein, all disputes and claims for which a court otherwise would be authorized by law to grant relief, in any manner, that I may have, now or in the future, during or after my employment with the Company, of any and every kind or nature whatsoever with or against the Company, any of the Company's affiliated, subsidiary or parent companies, partners, joint ventures, owners of properties the Company manages, and/or any of its or their directors,  officers, employees or agents, or any disputes and claims that the Company or any of the Company's affiliated, subsidiary or parent companies, may have against me (collectively, "Claims"), shall be submitted to the American Arbitration Association ("AAA") to be resolved and determined through final and binding arbitration before a single arbitrator and to be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the AAA. The Company and I agree that the arbitrator will have the authority to grant motions dispositive of all or part of any Claim. The Company shall be responsible for payment of all arbitrator compensation, AAA filing fees and AAA administrative fees, other than the initial AAA filing fee for which I will be responsible to pay up to a maximum of $125, or as otherwise required by law.

Any reference in this Agreement to the Company also refers to all of the Company's affiliated entities, benefit plans, the benefit plans' sponsors, fiduciaries and administrators, and all successors and assigns of any of them.

The Company and I each have the right to representation by counsel with respect to arbitration of any dispute pursuant to this Agreement. Except as prohibited by law, at the request of either the Company or me, the arbitration proceedings shall be conducted in confidence, and, in such a case, all documents, testimony, and records shall be received, heard, and maintained by the arbitrator in confidence, available for inspection only by me and the Company, our respective attorneys, and experts, who shall agree, in advance and in writing, to receive all such information confidentially and to maintain the secrecy of such information until it shall become generally known. Both parties shall be allowed adequate discovery as part of the arbitration process, including reasonable access to essential documents and witnesses as determined by agreement or the arbitrator.

The arbitrator shall conduct a full bearing as to all issues and .disputes not resolved by dispositive motion. At such hearing, the parties shall be entitled to present evidence and examine and cross-examine witnesses. The arbitrator shall issue a written decision revealing the essential findings and conclusions upon which any award is based. In addition, the arbitrator shall have authority to award equitable relief, damages, costs, and fees to the extent permitted by law, including, but not limited to, any remedy or relief that a governing court might order.

The Company and I hereby agree that the Claims subject to arbitration shall include but not be limited to any and all Claims that arise out of or are related to the offer of employment, transfer or promotion extended by the Company to me, any withdrawal or rescission of that offer any aspect of my employment with the Company or the terms and conditions of that employment, any claim for bonus, vacation pay or other compensation, any termination of that employment and any claim of discrimination, retaliation, or harassment based upon age, race, religion, sex, creed, ethnicity, pregnancy, veteran status, citizenship status, national origin, disability, handicap, medical condition, sexual orientation or any other protected basis, or any claim of any other unlawful conduct, under any applicable federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices including without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991,  as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990,  as amended, the Worker Adjustment Retraining and Notification Act, as amended, the Fair Labor Standards Act, as amended, the Vietnam Era Veterans' Readjustment Assistance Act, as amended, the Equal Pay Act, as amended, the Rehabilitation Act, as amended, the Immigration Reform and Control Act, and the state and local analogues to the foregoing.

The Company and I further agree that the Claims subject to arbitration shall exclude any Claims required by any applicable federal, state, local or other statute or benefit or pension plan to be submitted to an administrative forum (for example, a workers' compensation claim, a claim for unemployment insurance benefits, or an administrative charge of discrimination or retaliation tiled with the Equal Employment Opportunity Commission or the state or local analogue to that agency but not litigation arising from such charges) and any Claims involving solely a monetary dispute within the jurisdiction of a small claims court. The Company and I further agree that the Claims subject to arbitration also shall exclude any Claims to the extent they involve the alleged taking, use or disclosure of trade secrets and similar confidential or proprietary information, Claims involving a failure to pay a retention bonus or relocation expense, Claims involving a failure to repay any unearned portion of a retention bonus or relocation expense, Claims based upon any employee pension or benefit plan the terms of which contain an enforceable arbitration procedure, in which case the procedure of such plan shall apply, and Claims that cannot be compelled to mandatory arbitration under applicable federal law.

The Company and I agree that any arbitration award rendered as the result of any arbitration under this Agreement shall be final and binding and may be entered and enforced as a court judgment in accordance with applicable law. The Company and I further agree that this Agreement, any arbitration under this Agreement and any arbitration award rendered in such arbitration shall be governed by the Federal Arbitration Act.

By entering into this Agreement, the Company and I each specifically acknowledge and understand that the right to the determination and/or trial of any Claims in court before a judge or a jury is a valuable right, and that by signing this Agreement the Company and I hereby knowingly and voluntarily waive any and all rights we may have to assert any Claims in any court of competent jurisdiction and to a determination and/or trial before a judge or a jury.

I further understand and acknowledge that this Agreement is not intended to be and shall not be deemed to constitute a contract of employment for any specific duration, and that my employment shall be and remain at will, which means that the Company and I shall be free to terminate that employment at any time for any or no reason with or without notice and with or without cause.

Each party's promise to resolve Claims by arbitration in accordance with the provisions of this Agreement is consideration for the other party's like promise. Additionally, I enter into this Agreement in consideration of the Company's employment, continued employment, transfer or promotion of me.

This Agreement shall survive my employer-employee relationship with the Company and shall apply to any covered Claim whether arising or asserted during my employment or after the termination of my employment with the Company. This Agreement can be modified or revoked only by a writing signed by both the Company's Executive Vice President, Human Resources and me and that expressly refers to this Agreement and specifically states an intent to modify or revoke it. This is the complete agreement of the parties on the subject of arbitration of disputes, except for any arbitration provision contained in a pension or benefit plan or an agreement covering change in control benefits and protections.

EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES CAREFULLY READING THIS

AGREEMENT, UNDERSTANDING ITS TERMS, AND ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

EACH PARTY FURTHER ACKNOWLEDGES HAVING THE OPPORTUNITY TO DISCUSS

THE AGREEMENT WITH PERSONAL LEGAL COUNSEL AND HAS USED THAT OPPORTUNITY TO THE EXTENT DESIRED.

Dated: May 29, 2012/s/ Stephen G. Williams

Stephen G. Williams

Dated:May 31, 2012/s/ Jeff Cara

Jeff Cara

Executive Vice President, Chief Human Resources Officer Starwood Hotels & Resorts Worldwide, Inc.

EXHIBIT C

NON-COMPETE, NON-SOLICITATION, CONFIDENTIALITY

AND INTELLECTUAL PROPERTY AGREEMENT

NON-COMPETE. NON-SOLICITATION, CONFIDENTIALITY

AND INTELLECTUAL PROPERTY AGREEMENT

This Non-compete, Non-solicitation, Confidentiality and Intellectual Property Agreement ("Agreement")   is entered into by and between Vistana Signature Experiences, Inc., formerly known as Starwood Vacation Ownership, Inc.  (the "Company") and Stephen G. Williams (the "Employee") on this 12th of May, 2016.  For purposes of this Agreement, the "Company"  shall  refer  to  the Vistana Signature Experiences, Inc., and  any  and  all  of  the Company's Affiliates. For the purposes of this Agreement, the term “Affiliate” shall any company controlled by, controlling or under common control with the Company.  This Agreement shall be effective on the date (the “Effective Date”) of the closing of that certain Agreement and Plan of Merger, dated as of October 27, 2015 (the “Merger Agreement”), by and among Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), the Company, Interval Leisure Group, Inc. (“ILG”) and Iris Merger Sub, Inc., a wholly-owned subsidiary of ILG (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company immediately following the spin-off of the Company to Starwood’s stockholders.

WHEREAS, the Company devotes significant time, resources and effort to the training and advancement of its management, and its management team constitutes a significant asset and important competitive advantage; and

WHEREAS, the Employee has and will have access to important and sensitive confidential information; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into an agreement with Employee whereby Employee will be prohibited from soliciting employees of the Company in accordance with the terms and conditions of this Agreement; and

WHEREAS, Employee may create inventions, trade secrets, know-how and documents or other works of authorship and may appear or perform in various promotional materials within the scope of Employee's employment.

WHEREAS, in consideration of the Company's continued employment, Employee agrees to enter into this Agreement.

THEREFORE, the Company and Employee agree as follows:

1. Non-Compete Period.

1.1        Employee   agrees  that   during   the   period   of   Employee's employment  with  the  Company  and  for  a   period of 18  months  following  the  date  of  any termination of employment from the Company, where such termination of employment occurs before the first year anniversary of Employee’s hire date, or a period of 12 months following  the  date  of  termination, where such termination occurs on or after the first year anniversary of Employee’s hire date (in either instance, the “Non-Compete Period”), Employee shall not, without the  express  written consent  of  the  Board of  Directors of  the Company,  directly or indirectly, whether for his own account or for the account of any other person or entity, engage, participate or make any financial investment in, become employed by or render advisory services to or otherwise assist or be interested in any Competitive Business  in any geographic area in which, as of the date of termination  of  Employee's employment, the Company or any of its subsidiaries is engaged or planning to be engaged.  As used herein, "Competitive Business" shall mean any business engaged in the development, sales, marketing and financing of shared ownership interests, comprised of the ownership of or the right to use accommodations, amenities and facilities at a shared ownership resort, which interest may be evidenced as points or some other program currency and/or the management of shared ownership resorts, vacation properties, owners’ associations and condominiums and associated rental, resale and administrative services.  Notwithstanding the foregoing, Employee may invest in a Competitive Business if its stock is listed for trading on a national stock exchange or traded in the over-the counter market and Executive's holdings have an original cost less than $5,000,000 and represent less than five percent of its outstanding stock.

2.         Non-solicitation.

2.1Employees.  During the period in which Employee is employed by the  Company,   and  for  a   period  of 24 months following  the  date  of  any  termination  of employment from the Company, Employee shall not, without the prior written consent of the Company, except in the course of carrying out Employee's duties hereunder, directly or indirectly solicit or attempt to solicit for employment with or on behalf of any corporation, partnership, joint venture or other business entity, any person who is, or at any time during the six-month period preceding the solicitation of such person was, a management-level employee of the Company (including, without limitation, for this purpose any director level employee of the Company and any General Manager of any hotel owned (in whole or in part) or managed by the Company).

2.2Customers.  During the period in which Employee is employed by the  Company,  and  for  a  period  of  24 months following  the  date  of  any  termination  of employment from the Company, Employee shall not, solicit or attempt to take away or to sever from the Company the business or goodwill of any individuals or entities who are customers or clients of the Company.

3.           Confidentiality.    Employee  acknowledges  that  during  the  course  of his employment with the Company, Employee will receive, and will have access to, "Confidential Information", as such term is defined below, of the Company and that such information is a special, valuable and unique asset belonging to the Company.   Accordingly, Employee is willing to enter into the covenants contained in this Agreement in order to provide the Company with what Employee considers to be reasonable protection for the Company's interests.  All notes, memoranda, papers, documents, correspondence or writings (which shall include information recorded or stored in writing, on magnetic tape or disc, or otherwise recorded or stored for reproduction, whether by mechanical or electronic means and whether or not such reproduction will result in a permanent record being made) ("Documents") which from time to time may be in Employee's possession (whether prepared by Employee or not) relating, directly or indirectly, to the business of the Company shall be and remain the property of the

Company and shall be delivered by Employee to the Company immediately upon request, and in any event promptly upon termination of Employee's employment, and Employee shall not make or keep any copies or extracts of the Documents.   At any time during or after Employee's employment with the Company ends, without the prior written consent of the Company, except (i) in the course of carrying out Employee's duties hereunder or (ii) to the extent required by a court or governmental agency, or by applicable law or under compulsion of legal process, Employee shall not disclose to any third person any information concerning the business of the Company, including, without limitation, any trade secrets, customer lists and details of contracts with or requirements of customers, the identity of any owner of a managed hotel, information relating to any current, past or  prospective  management  agreement  or  joint  venture,  information  pertaining  to  business methods, sales plans, design plans and strategies, management organization, computer systems and  software,  operating  policies  or  manuals,  personnel  records  or  information,  information  relating to current, past or contemplated employee benefits or compensation data or strategies, business, financial, development or marketing plans, or manpower strategies or plans, financial records or other financial, commercial, business or technical information relating to the Company (collectively,   "Confidential  Information"),  unless  such  Confidential   Information  has  been previously disclosed to the public by the Company or is in the public domain (other than by reason of  Employee's  breach  of  this  Section 2).    Employee  will,  prior to making any such disclosure pursuant to subsection (ii),  promptly notify the Company of his receipt of such process or requirement, consult with the Company on the advisability of taking steps to resist or narrow such request, cooperate with the Company in any attempt that the Company may make to obtain a court order or other reliable assurance that confidential treatment will be accorded to all or designated portions of such information, and not disclose such Confidential Information unless the Company shall have had reasonable opportunity to obtain a court order prohibiting or limiting such disclosure.    Employee   agrees that,   both   during   and   after   Employee's employment with the Company, if Employee is uncertain of whether or not information is confidential, Employee will treat that information as Confidential Information until Employee has received written verification from an authorized officer of the Company that the information is not Confidential Information.

4.          Intellectual Property and Publicity Rights.   Employee acknowledges and agrees that all right, title and interest in and to patents, patent applications, inventions, improvements, discoveries, developments,  processes, business methods, technical information, know-how,   trade   secrets,   computer   programs,  writings,   designs,   copyrights,  maskworks, trademarks, service marks, trade names, trade dress and the like (collectively, "Intellectual Property"), including the right to invoke the benefit   right of priority provided by any treaty to which the United States is a party, which Employee creates, conceives, develops or obtains, either solely or jointly with others,  during Employee's employment with the Company (a) with the use of the Company's  time, materials, facilities or other resources; or (b) resulting from or suggested by Employee's work for the Company; or (c) in any way relating to any subject matter relating to the existing or contemplated business, products and services of the Company or the Company's affiliates, subsidiaries and licensees shall be owned by the Company.  Upon request, Employee shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company, or its nominee, all of Employee's right, title, and interest in and to such Intellectual Property.

Employee further acknowledges and agrees that the Company shall have the perpetual, worldwide right to use Employee's name, performance, biography, voice, image, signature and likeness in promotional or any other materials developed by or for the Company during Employee's employment with the Company.   Employee hereby irrevocably and unconditionally waives any and all rights that he has or may have in and to the Intellectual Property, including, without limitation, any "moral rights" that he has or may have as "author" of the Intellectual Property, and hereby expressly agrees not to make any claim or demand against the Company or any party authorized by the Company to exploit the Intellectual Property.

5. Equitable Relief.

5.1      Employee acknowledges that the restrictions and obligations specified in Sections 1, 2 and 3 hereof are reasonable in view of the nature of the business in which the Company is engaged and Employee's knowledge of, and responsibilities with respect to, the Company's business, and that any breach of Sections 1, 2 or 3 hereof may cause the Company irreparable harm for which there is no adequate remedy at law, and as a result of this, the Company will be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable  relief in favor of the Company,  without the necessity of posting a   bond,  restraining  Employee  from  committing  or  continuing  to  commit any  such violation.  Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed to be a waiver of any right to assert any other remedy the Company may have at law or in equity, including, without limitation, the right to cancel payments to which Employee is otherwise entitled under Employee's employment agreement.

5.2        Any proceeding or action seeking equitable relief for violation of Sections  1, 2 and 3 hereof may be commenced before an appropriate federal court located in the State of Florida in Miami-Dade County, or, if not maintainable therein, then in an appropriate Florida state court located in Miami-Dade County, and each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to take any and all future action necessary to submit to the jurisdiction of such courts.   Employee irrevocably waives any objection that Employee now has or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against Employee in any such suit will be conclusive and may be enforced in other jurisdictions by suit on the judgment, a  certified or true copy of which will be conclusive evidence of the fact and the amount of any liability therein described, or by appropriate proceedings under an applicable treaty or otherwise.

6.        Severability.   In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, and/or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement and the subject matter of this agreement, (a) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties to the fullest extent permitted under applicable law, and (b) the remaining terms and provisions of this Agreement will remain in full force and effect.

7.     Governing Law.    This Agreement shall be construed, governed and enforced according to the laws of the State of Florida without regard to its conflicts of laws principles.

8.        Amendments and Waivers. No failure to act by the Company will waive any right contained in this Agreement.   No provision of this Agreement may be amended or waived, except by a written agreement signed by both Employee and an authorized executive officer of the Company.  Any waiver by the Company of strict performance of any provision of this Agreement shall not be a waiver of or prejudice the Company's right to require strict performance of that same provision or any other provision of the Agreement in the future.

Employee acknowledges that he has had a reasonable opportunity to review and consider the terms described above and to consult with an attorney if he so chooses prior to signing this Agreement.   Fully understanding the above terms, Employee is entering into this letter agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

EMPLOYEEVISTANA SIGNATURE

EXPERIENCES, INC.

By: /s/ Stephen G. WilliamsBy:

Print Name: Stephen G. WilliamsPrint Name: _

Title: COOTitle: